Addendum to Letter of Intent
By and Between Viva International, Inc. & RegionsAir, Inc.
September 25, 2005

By addendum hereto, the Letter of Intent dated September 8, 2005, which has been agreed to be the owners of RegionsAir, Inc. but not as yet accepted by Viva International, Inc. is amended as follows:

Description of Transaction
Consideration to the owners from Viva International, Inc. will be in the form of a convertible debenture in lieu of preferred shares. The convertible debenture will carry a face value of $6,000,000 and will carry such conversion terms and conditions as would normally and reasonably be offered. The convertible debenture will be offered subject to a private placement offering.

The exercisable warrants as previously offered will be unchanged by the amendment above.

Terms
Buyer offers to Seller a $6,000,000 convertible debenture in lieu of preferred shares. The convertible debenture and will carry such conversion terms and conditions as would normally and reasonably be offered and will carry an interest rate of 8% per annum. The convertible debenture will be offered subject to a private placement offering.

The Buyer intends to raise up to $10,000,000 via a secondary private placement and sale of its preferred shares. From this secondary private placement, the Buyer plans to retire a minimum of $3,000,000 of the convertible debenture and will so state in its offering.

Sale of Preferred Securities and Use of Escrow Agent
The addendum herein provides that a convertible debenture is to be issued to Seller in lieu of preferred shares. Therefore this section is no longer applicable.

Timing
The closing of the acquisition is now expected to occur on or before October 15, 2005. At closing, in addition to the definitive acquisition agreement and interim operating agreement will be offered from Buyer to Seller which will effectively allow Buyer to assume immediate full control of the operations of RegionsAir, Inc. subject to the terms as specified in either the definitive acquisition agreements or the interim operating agreement.

Accepted and agreed to this 30th day of Sept., 2005, on behalf of Seller by

____
James R. Story
Shareholder/Agent
RegionsAir, Inc.